EXHIBIT 4.27

SUPPLEMENT NO. 1
TO THE PLEDGE AGREEMENT (TERM CREDIT)

SUPPLEMENT NO. 1 dated as of September 11, 2007, to the PLEDGE AGREEMENT dated as of July 6, 2007, among Dollar General Corporation, a Tennessee corporation (the “Borrower”), each of the Subsidiaries of the Borrower listed on the signature pages hereto (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors and the Borrower are referred to collectively as the “Pledgors”) and Citicorp North America, Inc., as collateral agent (in such capacity, the “Collateral Agent”) under the Credit Agreement referred to below.

A.            Reference is made to that certain Credit Agreement, dated as of July 6, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among the Borrower, the lenders or other financial institutions or entities from time to time party thereto (the “Lenders”), Citicorp North America, Inc., as Administrative Agent and Collateral Agent and the Guarantee dated as of July 6, 2007 (as the same may be amended, restated, supplemented and or otherwise modified from time to time, the “Guarantee”), among the Borrower, the Guarantors party thereto and the Collateral Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.            The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Collateral Agent, the Syndication Agent and the Lenders to enter into the Credit Agreement and to induce the respective Lenders to make the Loans to the Borrower under the Credit Agreement and to induce one or more Hedge Banks to enter into Secured Hedge Agreements with the Borrower and/or its Subsidiaries.

D.            The undersigned Guarantors (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests of the issuer of such Pledged Shares or any other Subsidiary held directly by any Additional Pledgor in the future, in each case, except to the extent excluded from the Collateral for the applicable Obligations pursuant to the penultimate paragraph of Section 1 below (the “After-acquired Additional Pledged Shares”), referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness described under Schedule 1 hereto (together with any other Indebtedness owed to any Additional Pledgor hereafter and required to be pledged pursuant to Section 9.12(a) of the Credit Agreement, the “Additional Pledged Debt”).

E.             Section 9.11 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent for the ratable benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt and to become a Subsidiary Pledgor under the Pledge Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1.  In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature hereby transfers, assigns and pledges to the Collateral Agent, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a)           the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b)           the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c)           to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral.

Notwithstanding the foregoing, the Additional Collateral for the Obligations shall not include any Excluded Stock and Stock Equivalents.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

SECTION 2.  Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor, and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder.  Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.

SECTION 3.  Each Additional Pledgor represents and warrants as follows:

(a)           Schedule 1 hereto correctly represents as of the date hereof (A) the issuer, the certificate number, the Additional Pledgor and registered owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Additional Pledgor and holder, date of and maturity date of all Additional Pledged Debt.  Except as set forth on Schedule 1, the Pledged Shares represent all (or 65% in the case of pledges of Foreign Subsidiaries) of the issued and outstanding Equity Interests of each class of Equity Interests of the issuer on the date hereof.

(b)           Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for the Lien created by this Supplement to the Pledge Agreement.

(c)           As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and nonassessable.

(d)           The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a valid and perfected first-priority security interest in the Additional Collateral, securing the payment of the Obligations, in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

(e)           Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION 4.  This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrower.  This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

Section 5.  Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 6.  THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND

CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.  All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement.  All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Borrower at the Borrower’s address set forth in Section 13.2 of the Credit Agreement.

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

DC FINANCIAL, LLC

By:	Dollar General Corporation, Sole Member

By:	/s/ Wade Smith
Wade Smith, Treasurer

CITICORP NORTH AMERICA, INC.,
as Collateral Agent

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

SCHEDULE I
TO SUPPLEMENT NO. 1
TO THE PLEDGE AGREEMENT

Pledged Shares

Record Owner	Issuer	Certificate No.	Number and Class of Shares	% of Shares Owned

NONE

Pledged Debt

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

DC Financial, LLC	DG Ardmore, LLC	$46,163,666.00	1-19-1999 (as amended 1-1-2004 and by assignment dated 8-15-2007)	1-1-2022